FS Investment Corporation 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Provides Operational Update and Announces Quarterly Shareholder Conference Call

PHILADELPHIA, March 22, 2010 – FS Investment Corporation (“FSIC”), a business development company focused on investing in the debt securities of private U.S. companies, provides an overview of its operations for the year ended December 31, 2009 and an update of certain items as of March 1, 2010.  FSIC will hold its quarterly shareholder update conference call at 10:00 AM EDT on March 25, 2010 to discuss these results.  Investors can access FSIC’s complete Annual Report on Form 10-K on the Securities and Exchange Commission’s website at http://www.sec.gov/edgar.shtml as well as FSIC’s website at http://www.fsinvestmentcorp.com/new.asp.

Financial Highlights

•	FSIC raised gross proceeds of $93.5 million through December 31, 2009, and total gross proceeds since inception of $139.0 million through March 1, 2010.

•	During the year ended December 31, 2009, FSIC’s portfolio generated:

•	Total net investment income of $2.2 million, or $0.48 per share.

•	Total gains and appreciation of approximately $9.3 million in 2009, consisting of net realized gains of $1.0 million and net unrealized appreciation of $8.3 million.

•	A GAAP total return of 33.33%.

•	During fiscal 2009, FSIC paid out cash distributions to investors totaling $0.75 per share (7.2% annualized yield based on the current $10.40 offering price).

•	FSIC paid stock distributions to investors aggregating 19.6% in 2009 and 22.6% from January 1, 2009 through March 1, 2010.

•
On March 10, 2010, Deutsche Bank AG, New York Branch, agreed to provide a $140,000,000 revolving credit facility to Broad Street Funding LLC, our wholly owned subsidiary.  Broad Street borrows at a floating rate based on LIBOR, and the facility is secured by a first priority security interest on substantially all of the assets held by Broad Street.

•	Our first quarterly tender offer commenced in March 2010 and the repurchase of a portion of our shares pursuant to the tender offer will occur in connection with our April 1, 2010 closing.

•	Beginning April 1, 2010, we will begin accepting subscriptions and admitting stockholders at semi-monthly closings.

FSIC’s Chairman and Chief Executive Officer, Michael C. Forman, commented, “We are pleased with our performance in our initial year of operations, having generated significant gains in our portfolio investments and income to our stockholders in the form of cash distributions.  Further, in an economically difficult environment, we are pleased to report that we have experienced no defaults in our portfolio and have realized a capital loss on just one position since commencing operations nearly 15 months ago.  This performance highlights the importance we place on preserving our investors’ capital.  Further, I am pleased to announce that no portion of our distributions for Fiscal Year 2009 represented a return of capital.  This is consistent with our firm-wide focus on best practices and transparency, and we remain committed to ensuring that none of our distributions represent a return of capital.”

“We have set out to a positive start with our performance in 2009.  Looking forward, we feel that our predominately variable-rate portfolio is well positioned to perform in a period of rising interest rates.  Further, the flexibility of the business development company structure permits us to selectively invest outside of our core asset class in unsecured debt, and also in certain less-liquid loans which are not available to many other market participants.  This flexibility allows us to adapt our strategy to changing market conditions.  Our primary focus has been and will continue to be seeking attractive risk-adjusted returns.”

“Finally, we would like to thank our shareholders and their financial advisors for investing with us.  You should know that your trust and support is deeply appreciated.  We have high expectations for the remainder of 2010, both organizationally and from an investment perspective, and we look forward to continuing to deliver strong results for our investors in the months and years ahead.”

“Please join me and our team Thursday, March 25 at 10:00 AM EDT as we discuss our 2009 performance as well as our outlook for 2010.”

Investor Update Call
FS Investment Corporation will hold its fourth quarter investor update call on Thursday, March 25, 2010, at 10:00 AM EDT.  In order to participate, please dial (888) 669-0687 at least 10 minutes prior to the beginning of the conference call and enter 2016040475 as your passcode. A live webcast will be available, as well as a subsequent archive of the call for replay. Links for these can be found under the “Investor Relations” section of the FS Investment Corporation website (http://www.fsinvestmentcorp.com), and will be available for a period of 30 days following the call.

Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of FS Investment Corporation. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FS Investment Corporation makes with the Securities and Exchange Commission. FS Investment Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About FS Investment Corporation
FSIC, an investment fund sponsored by Franklin Square Capital Partners, is a publicly registered, non-traded business development company (“BDC”).  A BDC, such as FSIC, is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class. FSIC focuses on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with over $24 billion in assets under management, is the global credit platform of The Blackstone Group L.P. For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners
Franklin Square Capital Partners is a national distributor and sponsor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated Orlando, FL-based wholesaling broker-dealer, FS2 Capital Partners.  For more information, please visit www.franklinsquare.com.